Exhibit 99

             Dillard's, Inc. Reports March Sales Results


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 12, 2007--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the five weeks ended April 7, 2007 were $679,616,000 compared to sales for the five weeks ended April 1, 2006 of $631,897,000. Total sales increased 8% for the five-week period. Sales in comparable stores increased 6%. The Company notes that Easter holiday shopping activity occurred entirely in the fiscal month of March in 2007 and largely in April of 2006 as the holiday occurred two weeks earlier this year.

    Sales for the nine weeks ended April 7, 2007 were $1,272,787,000 compared to sales for the nine weeks ended April 1, 2006 of $1,275,463,000. Total sales were unchanged for the nine-week period. Sales in comparable stores declined 1%.

    During the five weeks ended April 7, 2007, sales in all three geographic regions were consistent with the average Company performance for the period.

    During the five weeks ended April 7, 2007, sales of juniors' and children's apparel significantly exceeded the Company's average sales performance for the period. Sales of home and other merchandise were significantly below trend.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers.

    The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's, Inc.
             Julie J. Bull
             Director of Investor Relations
             501-376-5965